UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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PROXY STATEMENT PURSUANT TO SECTION 14(A)

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KYPHON INC.

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The following is the transcript of a conference call for all employees held by Kyphon Inc. on July 27, 2007 to discuss the proposed acquisition of Kyphon Inc. by Medtronic, Inc.:

KYPHON

Moderator: Julie Tracy

July 27, 2007

10:30 am CT

Operator:	Thank you for standing by. Good morning, my name is Laurie and I will be your conference operator today.

At this time, I would like to welcome everyone to the Kyphon employee conference call. All lines have been placed on mute to prevent any background noise. At this time, I will turn the conference over to Ms. Julie Tracy.

Ms. Tracy, please go ahead.

Julie Tracy:

Good morning to everyone in Sunnyvale and welcome to those of you dialing in from other locations around the world. This is Julie Tracy and I am here in Minneapolis with Rich and Bill Hawkins who is the president and chief operating officer of Medtronic and who will become Medtronic’s chief executive officer in August.

Before we start the call, I would like to caution you at the outset that this call includes forward-looking statements about the proposed transaction we will talk about, and its impact on us that involve a number of risks and uncertainties. Forward-looking information is not a guarantee of future performance. Factors that can cause actual results to differ materially from expectations include: our inability to obtain the shareholder and regulatory approvals required for the proposed transaction, or to do so in a timely manner; our inability to complete all closing conditions required for the proposed transaction; unexpected costs or liabilities resulting from the proposed transaction; and disruption to our people and our business, as a result of preparations for the proposed merger.

We will be filing a proxy statement and other relevant documents with the Securities and Exchange Commission, and urge you to read it when it becomes available. It will contain important information about the proposed transaction. You may also obtain a free copy at the SEC’s website, and at our website, or by emailing me, Julie Tracy—jtracy@kyphon.com.

We, and our directors, executive officers, certain members of management, and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. A description of interests in Kyphon of our directors and executive officers is set forth in our 2007 proxy statement as filed with the Securities and Exchange Commission on April 30, 2007. Additional information regarding people who may be deemed participants in the solicitation of proxies in connection with the proposed transaction, and a description of their direct and indirect interest in the proposed transaction, will be set forth in the proxy statement, when it is filed with the Securities and Exchange commission.

We are glad that you can join us on this Kyphon all-employee conference call. I would now like to turn the call over to Rich, who will speak about today’s announcement. Rich…

Richard Mott:

Thanks, Julie. We are pleased to welcome Kyphon employees around the world to today’s conference call to discuss the announcement that we made earlier this morning that we have agreed to be acquired by Medtronic—a global leader in medical technology to alleviate pain, restore health, and extend life for millions of people around the world.

We have asked you to join us on this call to tell you more about our decision, and what our combination means for your future and for Kyphon as a company. We are committed to keeping you informed as we go forward during the next few months. And at the end of this call, Bill and I will answer a few of the questions we think might be top of mind for you today. For that, I have asked Julie to help facilitate the discussion.

With that, let me outline some of the details of the merger.

Medtronic has agreed to acquire all of the outstanding shares of Kyphon for approximately $3.9 billion in cash, plus the outstanding payments due under the St. Francis Medical Technologies and Disc-O-Tech Medical Technologies transactions, which amount to an additional $320 million. After the transaction closes, we will become the largest organization in the world focused on the treatment of spinal and spine-related conditions.

With Medtronic’s considerable resources, we will be better positioned for sustained success in our industry. Your Board and management team unanimously believe that this is a great transaction for our shareholders, clinician customers, patients, and for you.

I have no doubt that your hard work and unwavering commitment to our mission garnered Medtronic’s admiration and interest in us as a company. Importantly, Medtronic shares our commitment to improving our patients’

quality of life through minimally invasive therapies designed to restore spinal function.

I believe strongly that one of the most attractive features of this combination is the opportunity to bring together the exceptional talent of both organizations. The continued dedication and contributions from employees of Kyphon will be important to the ongoing success of our business as part of Medtronic.

As we work towards closing the transaction, a joint integration planning team will be working to identify how to best bring our companies together and leverage each company’s strengths. That team will be led by me, Art Taylor, Michael DeMane, and Peter Wehrly from Medtronic.

Upon closing, Art Taylor will assume responsibility for the Kyphon business, reporting to Peter Wehrly, president of Medtronic’s worldwide spine business. I will take on a new role within Medtronic helping to further define the company’s long-term strategic vision for expanding the spinal business, reporting to Michael DeMane, Medtronic’s incoming chief operating officer.

Over the long term, we believe the employees of the combined company will benefit from additional career development and advancement opportunities as the organization continues to grow. The two companies share similar values, and we are confident that the integration will be smooth.

Let me remind you, that until closing, Medtronic and Kyphon will remain separate companies and will remain competitors. I know I can count on you to focus on our objectives, continue serving our customers with the same passion and commitment that they have come to expect from Kyphon, and continue to compete vigorously in all aspects of our business against all competitors.

One of the benefits our company will receive is the ability to leverage Medtronic’s extensive customer relationships and distribution networks with our own to extend the reach and success of our products. We will also benefit from having access to Medtronic’s broader research and development programs, which will enable us to continually improve on our line of minimally invasive spinal therapy technologies.

I would like now to turn the call over to Bill, who will speak a little bit more about the benefits of this combination.

Bill Hawkins:	Thanks, Rich. Well, hello everyone and good morning.

It’s my pleasure to be here today with Rich to tell you a little about Medtronic and how much we are looking forward to our future as a combined company. This is an important day in the history of both of our companies, and I can’t tell you how excited I am to share this news with you.

First, I want to let you know that we have a great deal of respect for Kyphon. Your track record for growth and innovation are widely known and revered, and your contributions to patient care, admired and recognized.

Medtronic similarly has a rich and proud history. Earl Bakken, who founded Medtronic more than 50 years ago is still alive and actually living in Hawaii. He provided us with our mission in 1960. Today, we remain focused on fulfilling its purpose, which is to alleviate pain, restore health and extend life.

The merger of Kyphon with Medtronic will enable more patients of all ages to receive the benefits of modern minimally invasive spinal treatments earlier in the care continuum. In the course of our negotiations, I have been struck by the similarities in our two companies’ core values. A commitment to growth, a passion, integrity, courage, decisiveness, and discipline—all characteristics I see both in Medtronic and Kyphon.

In closing, I want to say that I am personally very excited about this combination. I am convinced we can make the whole greater than the sum of its parts. Together we will help each other grow faster. And this growth will create new opportunities for employees of the combined companies. If you look at the rest of the spinal industry, there really are no two other companies that can come together with the same package of strengths.

Both Rich and I are committed to preserving those strengths in the combined organization. And we will be taking a very thoughtful and diligent approach to combining Kyphon and Medtronic. And we will be involving leaders from both companies in the transition. Together I am confident that we can build upon your foundation of success, and we can continue to improve the quality of life for patients around the world. So at this point, I would like to turn it back over to Rich.

Richard Mott:	Thanks, Bill, and thank you for being with me here today on this call.

Today, each of you should have received a letter from me that provides some additional information regarding our announcement, along with a list of answers to some of the questions that you may already have. We will share additional details with you over the next several days and weeks as we work toward closing.

In addition to the employee meetings with Art Taylor and Bert Vandervelde, we have asked our leadership team to schedule meetings with their respective departments. We expect these meetings to occur over the next several days, and hope they will address more of your questions.

I want to reiterate how very proud I am of all that we have achieved together over the years at Kyphon. Because of your amazing talent, dedication, and creativity, we truly have improved the lives of hundreds of thousands of patients around the world by revolutionizing the practice of medicine.

While our proposed merger with Medtronic marks the end of this chapter, it is the beginning of an exciting new chapter that will afford us the opportunity to fulfill our vision and mission on a much grander scale. I am personally looking forward to this new challenge, and invite all of you to embrace this change with the same enthusiasm and commitment to improving patients’ lives that you have always brought to Kyphon.

Julie, I would like you to facilitate the question and answer session now for us.

Julie Tracy:	I would be happy to, Rich. This first question is for you.

Can you tell us how you and our Board of Directors reached this agreement?

Richard Mott:

Sure, in fact, Bill Hawkins and I met earlier this year and began discussing the significant benefits of potentially combining our two businesses. And through that process, I garnered tremendous respect for Bill.

Very shortly, it became clear to me that this was a great opportunity for our shareholders, employees, customers, and patients. I was especially struck by how many similarities there really were between our two companies. Most importantly, our shared set of values and the vision that drives us forward.

After careful and thorough consideration, consultation with our management team, our legal, financial advisers, and ultimately our Board of Directors, we unanimously agreed that this merger is in the best interest of our shareholders, employees, and other stakeholders.

But to be honest with you, I think all of you are the real reason that we are here today. Your hard work and dedication to developing innovative products improving patients’ lives is truly remarkable.

Bill Hawkins:

You know, Rich, if I could just add. I would like to say that I couldn’t agree more. From what we’ve seen, your organization and your employees are just outstanding. And we look forward to working together in the future.

Julie Tracy:	Bill, we have another question.

Could you outline for us why you believe Kyphon is such a good fit with Medtronic?

Bill Hawkins:	Yeah, I would be happy to, Julie.

First, this combination will be tremendously beneficial to patients. The merger of Kyphon with Medtronic’s spinal and biological business will enable more patients of all ages to receive the benefits of modern minimally invasive spinal treatments earlier in the care continuum with lifestyle-friendly options that are simpler, faster, and less invasive than many traditional surgical therapies.

Second, the combination will accelerate the growth of Medtronic’s spinal and biological business by leveraging Medtronic’s deep product line for modern spinal fusion with Kyphon’s proven leadership in the new product segments for interspinous products and the vertebral compression fracture treatments.

You know, this merged entity will provide physicians with a broader range of products for use at all stages of the care continuum and expand the base of patients that can be effectively reached and treated. In addition, the acquisition of Kyphon will enable Medtronic to rapidly enter the fast-growing segments and geographies.

Julie Tracy:	Rich, we have time for one more question.

What can employees expect between now and when the merger closes?

Richard Mott:

Julie, until the merger closes, Kyphon and Medtronic, as I said, will remain separate companies. It’s important that we all remain focused on continuing to deliver the outstanding products and service that our customers have come to expect.

During this time, a joint integration planning team, led by me, Art Taylor, Michael DeMane, and Peter Wehrly — and quite frankly, Bill Hawkins, will be working to identify how to best leverage each company’s strengths and bring our companies together.

The integration will be planned carefully, in order to realize the benefits of this merger quickly and efficiently, and our senior leadership teams will be working to ensure that the companies are integrated in a way that fosters growth and success.

We will update you periodically as we work towards closing the merger. And at this point, Julie, I want to thank you for those questions. For all of you, that’s all the time we have right now. It’s quite a busy day.

But in closing, I want to say that we believe strongly in the benefits this merger provides for all of our stakeholders, including you, our employees. Again, I want to personally thank you for your unwavering commitment to Kyphon and for all you’ve done to do to keep us ahead of the curve. I couldn’t be more proud of what we’ve achieved, and I want to thank you for your time today. I look forward to talking with you soon in the future.

Julie Tracy:	That concludes our call today. Thank you for joining us.

END